Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	February 14, 2011 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS FIRST QUARTER
OPERATING RESULTS

CLEVELAND, OH, February 14 Hickok Incorporated (OTC Bulletin Board: HICKA.OB), a Cleveland based supplier of products and services for automotive, emissions testing, locomotive, and aircraft industries, today reported operating results for its fiscal 2011 first quarter ended December 31, 2010.

For the quarter ended December 31, 2010, the Company recorded a net loss of $317,982 or 25 cents per share, compared with net income of $64,709 or 5 cents per share, in the same period a year ago. Sales in the first quarter were $1,112,643, down 32% from $1,636,717 a year ago. The prior year first quarter benefited from the completion of a small injector tester program for an OEM customer.

Robert L. Bauman, President and CEO, said, “The Company’s first quarter results are typically low due to seasonality although the first quarter of fiscal 2010 was profitable  due to shipments of a fuel-injection system diagnostic tool to franchised dealers of a large truck OEM". He went on to say, "The new product introductions and special promotions introduced in January should provide revenue improvement for the balance of the year and the Company will be introducing additional new products during the balance of the year”. He further stated, “Our markets are still very depressed and we will continue to reduce expenses as necessary until they recover”.

Backlog at December 31, 2010 was $435,000, a decrease from the backlog of $831,000 a year earlier. The decrease was due primarily to decreased orders for indicator products and aftermarket products which include emissions products of approximately $347,000 and $49,000 respectively. The Company anticipates that most of the current backlog will be shipped in fiscal 2011.

The Company's current assets at December 31, 2010 of $2,959,318 are 5.9 times current liabilities, there is no long-term debt, and working capital is $2,457,024. These compare to December 31, 2009 current assets of $4,221,662 that were 7.9 times current liabilities, no long-term debt, and working capital of $3,686,593.  At December 31, 2010 shareholder's equity was $2,966,767 or $2.38 per share.

Hickok provides products and services primarily for the automotive, emissions testing,  locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair and emission testing. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications.

Certain statements in this news release, including discussions of management's expectations for fiscal 2011, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities, the Company's ability to obtain cost effective financing as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement (Unaudited)

	3 MONTHS
Period ended December 31	2010	2009
Net sales	$1,112,643	$1,636,717
Income (loss) before Income tax	(317,982)	64,709
Income (recovery of) taxes	-	-
Net income (loss)	(317,982)	64,709

Basic income (loss) per share	(.25)	.05
Diluted income (loss) per share	(.25)	.05

Weighted average shares outstanding	1,248,095	1,248,095